EXHIBIT 11


                              AMBASE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                            YEARS ENDED DECEMBER 31



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(IN THOUSANDS, EXCEPT PER SHARE DATA)             1996        1995        1994
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Income from continuing operations               $13,825      $4,008      $6,098
Income from discontinued investment management
   operations, net of income taxes                  207          60          32
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NET INCOME                                      $14,032      $4,068      $6,130
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PRIMARY: *
Average shares outstanding                      44,534       44,534      44,422
Net effect of dilutive stock options - based on
   treasury method using average market price    1,577          937         555
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Equivalent number of shares                     46,111       45,471      44,977
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PER SHARE AMOUNTS:
Income from continuing operations                $ 0.30      $ 0.09      $ 0.14
Income from discontinued investment management
   operations, net of income taxes                    -           -           -
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NET INCOME                                       $ 0.30      $ 0.09      $ 0.14
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FULLY DILUTED: *
Average shares outstanding                       44,534      44,534      44,422
Net effect of dilutive stock options
   - based on treasury method using
     greater of the average market
     price or year-end market price               1,690       1,187         555
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Equivalent number of shares
   - based on treasury method using
     greater of the average market
     price or year-end market price              46,224      45,721      44,977
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PER SHARE AMOUNTS:
Income from continuing operations                $ 0.30      $ 0.09      $ 0.14
Income from discontinued investment management
   operations, net of income taxes                   -           -           -
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NET INCOME                                       $ 0.30      $ 0.09      $ 0.14
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*  This  calculation  is submitted  in  accordance  with  Regulation  S-K,  Item
   601(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15, because it results in dilution of less than 3%.